Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 24, 2014 (except for paragraph 3 of Note 15, as to which the date is                 , 2014), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-196979) and related Prospectus of Immune Design Corp. for the registration of its common stock.

Ernst & Young LLP

Seattle, Washington

The foregoing consent is in the form that will be signed upon the completion of the 1-for-8.175 reverse stock split described in paragraph 3 of Note 15 to the financial statements.

/s/ Ernst & Young LLP

Seattle, Washington

July 11, 2014